Exhibit (8)(b)

                 [Letterhead of Stroock & Stroock & Lavan LLP]

                                                                  May 26, 1998


The Money Store Inc.
2840 Morris Avenue
Union, New Jersey 07083

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the proposed merger (the "Merger") of First Union New Jersey, Inc., a wholly owned subsidiary of First Union National Bank ("FUNB"), a corporation organized under the laws of the United States, and an indirect, wholly owned subsidiary of First Union Corporation ("FUNC"), a North Carolina corporation, with and into The Money Store Inc. ("TMSI"), a New Jersey corporation, as contemplated by the Agreement and Plan of Merger dated March 4, 1998 (the "Agreement"), substantially in the form included as Annex B to the Registration Statement of Form S-4 filed on the date hereof (the "Registration Statement"). Capitalized terms not defined herein have the respective meanings given such terms in the Agreement.

     For purposes of this opinion, we have examined the Agreement and the Prospectus included in the Registration Statement, and such other documents as we have deemed necessary in order to render this opinion. In addition to these documents, we have relied upon the written representations of FUNB, FUNC and TMSI as to certain factual matters.

     In rendering the opinion set forth herein we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, (vi) the accuracy of all representations, warranties and written statements made by all parties, and
(vii) that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter. We have also assumed that the Merger will be effected in accordance with the Agreement and will qualify as a merger under applicable law, and that all representations upon which we have relied will be true and accurate on the Effective Date.

     Based on the foregoing, it is our opinion that, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended, and that:

      (i) No gain or loss will be recognized by TMSI shareholders upon the exchange in the Merger of shares of TMSI Common Stock and/or TMSI Preferred Stock solely for FUNC Common Shares or, if applicable, shares of FUNC Convertible Class A Preferred Stock (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).

      (ii) The basis of FUNC Common Shares and, if applicable, shares of FUNC Convertible Class A Preferred Stock received in the Merger by TMSI shareholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of TMSI Common Stock and/or TMSI Preferred Stock surrendered in exchange therefor.

      (iii) The holding period of the FUNC Common Shares and, if applicable, the shares of FUNC Convertible Class A Preferred Stock received in the Merger by TMSI shareholders (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of TMSI Common Stock and/or TMSI Preferred Stock surrendered in exchange therefor were held by the TMSI shareholders, provided such shares of TMSI Common Stock and/or TMSI Preferred Stock were held as capital assets on the Effective Date.

      (iv) Cash received by a holder of TMSI Common Stock and/or TMSI Preferred Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in the TMSI Common Stock and/or TMSI Preferred Stock allocable to the fractional share interest.

     We express no opinion as to the effect of the Merger on any shareholder that is required to recognize unrealized gains and losses for Federal income tax purposes at the end of each taxable year under a mark-to-market system.

     The Federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, TMSI shareholders who received their TMSI Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their TMSI Common Stock and/or TMSI Preferred Stock as part of a "straddle" or "conversion transaction" for Federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.

     We note that our opinion is based on our review of the documents described above, the statements and representations referred to above and included in the Registration Statement and the Agreement, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. This opinion will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusions stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. Further, there can be no assurance that future legislative or administrative changes or future court decisions or the inaccuracy of any statements or representations on which we have relied may not significantly affect the continuing validity of this opinion.

     The foregoing opinion is limited to the U.S. Federal income tax matters addressed herein, and no other opinions are rendered with respect to other Federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement and Prospectus included in the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        STROOCK & STROOCK & LAVAN LLP